Exhibit (l)

AB ACTIVE ETFS, INC.

CERTIFICATE OF INITIAL SHAREHOLDER

AllianceBernstein L.P., the holder of shares of beneficial interest indicated below of AB Active ETFs, Inc., a Maryland corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Assistant Secretary
Date:	August 24, 2022

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Amount

AllianceBernstein L.P.	AB Ultra Short Income ETF	$50,000
AllianceBernstein L.P.	AB Tax-Aware Short Duration Municipal ETF	$50,000